EXHIBIT 3.1







         TELEMUNDO HOLDINGS, INC. RESTATED CERTIFICATE OF INCORPORATION

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            TELEMUNDO HOLDINGS, INC.
   (Pursuant to Sections 242 and 245 of the Delaware General Corporation Law)

         Telemundo Holdings, Inc., (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "GCL"), does hereby certify as follows:

         1. The name of the Corporation is Telemundo Holdings, Inc. The Corporation was originally incorporated under the name TLMD Station Group, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on November 17, 1997.

         2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

         3. This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

         4. The text of the Certificate of Incorporation is restated in its entirety as follows:

         FIRST: The name of the Corporation is Telemundo Holdings, Inc. (hereinafter the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL, as set forth in Title 8 of the GCL.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each having a par value of one penny ($.01).

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (2) The directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation (the "Bylaws").

         (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

         (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf this 15th day of December, 2000.

                                   TELEMUNDO HOLDINGS, INC

                                   By: /s/ Vincent L. Sadusky
                                      ----------------------------------
                                   Name:  Vincent L. Sadusky
                                   Title: Chief Financial Officer
                                          and Treasurer

                                       3